Exhibit 99

Meredith Corporation

NEWS RELEASE

1716 LOCUST STREET, DES MOINES, IOWA 50309-3023
125 PARK AVENUE , NEW YORK, NY 10017-5529

Art Slusark; (515) 284-3404; (515) 360-2867;  art.slusark@meredith.com
Patrick Taylor; (212) 551-6984; (917) 318-5456; patrick.taylor@meredith.com

Paul Karpowicz Named President of Meredith Broadcasting

DES MOINES, Iowa, Feb. 7 /PRNewswire-FirstCall/ -- Meredith Corporation (NYSE: MDP) announced today that Paul Karpowicz has been named President of the Meredith Broadcasting Group, effective February 14. Karpowicz, who has 30 years of broadcasting experience, is currently Vice President Television and Director for LIN Television Corporation, where he oversees LIN's 23 properties in 14 markets.

"Paul is one of the most experienced and respected broadcasting executives in the country and we are extremely pleased to have him lead our growing broadcasting operations," said Meredith Chairman and CEO William T. Kerr.

Karpowicz, 51, began his career with LIN in 1976 at WIL Radio in St. Louis. In 1979, he moved to then Pulitzer-owned WLNE-TV in Providence, RI, eventually becoming Vice President and General Manager. He returned to LIN in 1989 and spent five years as President and General Manager at WISH-TV in Indianapolis. He moved into his current position running LIN's television operations in 1994.

"I've enjoyed my years at LIN and the opportunity to work with so many great people. I'm very proud of everything we've accomplished over the years," Karpowicz said. "The Meredith Broadcasting Group has a great lineup of stations in excellent markets, and I look forward to the opportunity to establish Meredith as one of the premiere broadcast groups in the industry."

During his tenure at LIN, Karpowicz has presided over significant growth in its broadcasting business. Between 1994 and 2004, LIN's station group nearly doubled in size, from 12 to 23. Additionally, the company obtained interests in six other stations through joint ventures and joint sales agreements. Local news hours and ratings increased significantly, and total broadcasting revenues grew more than 70 percent between 1998 and 2004. The company also established a strong presence in Puerto Rico, launching a satellite and cable channel and forming a joint venture there with MTV.

"Paul has the experience and qualities required to take Meredith Broadcasting to the next level," said Meredith President and COO Stephen M. Lacy, to whom Karpowicz will report. "He's run a leading station group with network affiliates in major markets. He has an extensive background in news, programming, sales initiatives, and broadcasting transactions. Paul has outstanding industry connections and is recognized for his integrity and leadership abilities."

Currently, Karpowicz serves on the Television Bureau of Advertising Board and the Associated Press Television Advisory Board. He is a former Chairman of both the CBS Affiliates Board and the Television Board of the National Association of Broadcasters. He has also served on the executive committees of the Rhode Island and Indiana Broadcasters Associations. Karpowicz is a 1975 graduate of the University of Notre Dame with a Bachelor's degree in Business Administration. He and his wife, Lisa, have two grown children.

About Meredith Corporation

Meredith Corporation ( http://www.meredith.com ) is one of the nation's leading media and marketing companies with core competencies in magazine and book publishing, television broadcasting, integrated marketing and interactive media. Meredith owns 13 television stations that reach more than 9 percent of television households across the country: WGCL-TV (CBS), Atlanta, GA; KPHO-TV (CBS), Phoenix, AZ; KPTV (FOX) and KPDX-TV (UPN), Portland, OR; WFSB-TV (CBS), Hartford-New Haven, CT; WSMV-TV (NBC), Nashville, TN; KCTV (CBS), Kansas City, MO; WHNS-TV (FOX), Greenville-Spartanburg-Anderson, SC-Asheville, NC; WNEM-TV (CBS), Flint-Saginaw, MI; KVVU-TV (FOX), Las Vegas, NV; WFLI-TV (WB), Chattanooga, TN; WSHM, (CBS) Springfield, MA; and KFXO-CA (FOX), Bend, OR. Meredith also has a joint sales agreement for KSMO-TV (WB) in Kansas City, MO, and owns and operates radio station WNEM-AM in Saginaw-Bay City, MI.

The Meredith Publishing Group features 18 magazine brands including Better Homes and Gardens, Ladies' Home Journal, More and American Baby, and approximately 150 special interest publications. Meredith has 350 books in print, operates 26 web sites and has an industry-leading integrated marketing/custom publishing business.